As filed with the Securities and Exchange Commission on November 25, 2005
Registration No. 333-55696

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SHIRE PLC
(Exact name of Registrant as specified in its charter)

England and Wales	2834	None
(State of other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

	Shire plc
	Hampshire International Business Park
	Chineham, Basingstoke
	Hampshire RG24 8EP
	England
	+(44) 1-256-894-000
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Scott Applebaum
Senior Vice President and U.S. Associate General
Counsel
Shire plc
725 Chesterbrook Blvd.
Wayne, Pennsylvania 19087
(484) 595-8800
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

copies to:
John J. McCarthy, Jr., Esq.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

     Approximate Date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

     On February 15, 2001, Shire Pharmaceuticals Group plc, a company organized under the laws of England and Wales (“SPG” or the “Predecessor Registrant”), filed with the Securities and Exchange Commission (the “Commission”) a preliminary Registration Statement on Form S-4 (Registration No. 333-55696), relating to ordinary shares or American Depositary Shares, or ADSs, each representing three ordinary shares, of SPG issuable upon exchange of exchangeable shares of SPG’s wholly-owned subsidiary, Shire Acquisition Inc (“Shire Acquisition”). Shire Acquisition was incorporated as an indirectly wholly-owned subsidiary of SPG for the purpose of facilitating SPG’s acquisition of all of the then outstanding shares of BioChem Pharma Inc. (“Biochem”), which acquisition was completed on May 11, 2001. In connection with this acquisition, common shareholders of BioChem were provided with the option to receive exchangeable shares of Shire Acquisition, rather than ordinary shares of SPG, as consideration for their common shares of BioChem. The exchangeable shares of Shire Acquisition were intended to be, as nearly as practicable, economically equivalent to SPG’s ordinary shares. The exchangeable shares conferred few rights in Shire Acquisition itself, as they are non-voting and non-participating securities of Shire Acquisition. Each Shire Acquisition exchangeable share was exchangeable into either three SPG ordinary shares or one SPG ADS (at the option of the holder).

     In connection with the acquisition of BioChem, SPG entered into an Exchangeable Share Support Agreement dated May 11, 2001 and a Voting and Exchange Trust Agreement dated May 11, 2001. By means of the SPG special voting shares, which were issued by Shire to a trustee appointed under the Voting and Exchange Trust Agreement to hold such SPG special voting shares on behalf of the holders of Shire Acquisition exchangeable shares, the exchangeable shares had, in effect, voting rights equivalent to SPG Ordinary Shares.

     On November 25, 2005, the Predecessor Registrant completed a reorganization (the “Reorganization”) of its corporate structure through a scheme of arrangement pursuant to Section 425 of the Companies Act 1985 of the United Kingdom, resulting in the formation of a new holding company, Shire plc (the “Registrant” or “Shire”), interposed above the Predecessor Registrant. Pursuant to the Reorganization, ordinary shares, each having a nominal value of £3.50, of the Registrant were exchanged for ordinary shares, each having a nominal value of £0.05, of the Predecessor Registrant. As a result, SPG is now a wholly-owned subsidiary of the Registrant. Subsequent to the Reorganization and in connection therewith, the Registrant will undertake a capital reduction resulting in a decrease in the per share nominal value of its ordinary shares from £3.50 to £0.05. The capital reduction is expected to be effective on November 29, 2005. In all other respects, the business and assets of the Shire group of companies have not been affected by the Reorganization.

     On the effective date of the Reorganization and with the prior approval of the holders of the Shire Acquisition exchangeable shares, (i) each SPG special voting share was substituted with a new Shire special voting share; (ii) the Voting and Exchange Trust Agreement dated May 11, 2001 was terminated and a new Voting and Exchange Trust Agreement dated September 23, 2005 was entered into; (iii) each Shire Acquisition exchangeable share that was exchangeable into SPG ordinary shares or an SPG ADS was substituted with a new Shire Acquisition exchangeable share exchangeable into Shire ordinary shares or a Shire ADS; and (iv) the Exchangeable Share Support Agreement dated May 11, 2001 was terminated and a new Exchangeable Share Support Agreement dated September 23, 2005 was entered into.

     This Post-Effective Amendment No. 1 to the registration statement (as amended, the “Registration Statement”) is being filed by the Registrant pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), as the successor issuer to SPG following the Reorganization.

     In accordance with Rule 414(d) under the Securities Act, the Registrant, as the successor to SPG, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     The registration fees were paid at the time of the original filing of the Registration Statement. Because no additional securities are being registered, no further registration fee is required.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

     Except as hereinafter set forth, there is no charter provision, bylaw, contract, arrangement or statute under which any director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such.

     Pursuant to Paragraph 144 of the Articles of Association of the Registrant, every person who was or is a director of the Company may, but is not required to, be indemnified out of the assets of the Registrant for any liability for which the Company may lawfully indemnify that director.

     The Company’s Memorandum and Articles of Association provide in relevant part:

     Article 144. Indemnity of Directors

     Subject to the provisions of the Companies Acts, the Company may indemnify any director of the Company or of any associated company against any liability and may purchase and maintain for any director of the Company or any associated company insurance against any liability.

     The relevant provisions of the Companies Act 1985, as amended, are Sections 309A, 309B and 309C, which provide:

     “§ 309A: Provisions protecting directors from liability.

     (1) This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

     (2) Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

     (3) Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of –

     (a) the company, or

     (b) an associated company,

against any liability within subsection (1) is void.

     This is subject to subsections (4) and (5).

     (4) Subsection (3) does not apply to a qualifying third-party indemnity provision (see section 309B(1)).

     (5) Subsection (3) does not prevent a company from purchasing and maintaining for a director of –

     (a) the company, or

     (b) an associated company,

     insurance against any liability within subsection (1).

     (6) In this section –

     “associated company,” in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company;

      “provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.”

     “§ 309B: Qualifying third-party indemnity provisions.

     (1) For the purposes of section 309A(4) a provision is a qualifying third-party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied.

     (2) Condition A is that the provision does not provide any indemnity against any liability incurred by the director –

     (a) to the company, or

     (b) to any associated company.

     (3) Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay –

     (a) a fine imposed in criminal proceedings, or

     (b) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

     (4) Condition C is that the provision does not provide any indemnity against any liability incurred by the director –

     (a) in defending any criminal proceedings in which he is convicted, or

     (b) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

     (c) in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely –

     (i) section 144(3) or (4) (acquisition of shares by innocent nominee), or

     (ii) section 727 (general power to grant relief in case of honest and reasonable conduct).

     (5) In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

     (6) For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final –

     (a) if not appealed against, at the end of the period for bringing an appeal, or

     (b) if appealed against, at the time when the appeal (or any further appeal) is disposed of.

     (7) An appeal is disposed of –

     (a) if it is determined and the period for bringing any further appeal has ended, or

     (b) if it is abandoned or otherwise ceases to have effect.

     (8) In this section “associated company” and “provision” have the same meaning as in section 309A.”

     “§ 309C: Disclosure of qualifying third-party indemnity provisions.

     (1) Subsections (2) and (3) impose disclosure requirements in relation to a directors’ report under section 234 in respect of a financial year.

     (2) If –

     (a) at the time when the report is approved under section 234A, any qualifying third-party indemnity provision (whether made by the company or otherwise) is in force for the benefit of one or more directors of the company, or

     (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of the company,

the report must state that any such provision is or (as the case may be) was so in force.

     (3) If the company has made a qualifying third-party indemnity provision and –

     (a) at the time when the report is approved under section 234A, any qualifying third-party indemnity provision made by the company is in force for the benefit of one or more directors of an associated company, or

     (b) at any time during the financial year, any such provision was in force for the benefit of one or more persons who were then directors of an associated company,

the report must state that any such provision is or (as the case may be) was so in force.

     (4) Subsection (5) applies where a company has made a qualifying third-party indemnity provision for the benefit of a director of the company or of an associated company.

     (5) Section 318 shall apply to –

     (a) the company, and

     (b) if the director is a director of an associated company, the associated company,

as if a copy of the provision, or (if it is not in writing) a memorandum setting out its terms, were included in the list of documents in section 318(1).

     (6) In this section –

     “associated company” and “provision” have the same meaning as in section 309A; and

     “qualifying third-party indemnity provision” has the meaning given by section 309B(1).”

Shire plc has entered into separate deeds of indemnity with each of its directors, and anticipates entering into deeds of indemnity with directors appointed in future, pursuant to the power under Article 144 of its Articles of Association.

The provisions of the deeds of indemnity are substantially identical and are intended to indemnify the directors of Shire plc to the full extent permitted by Sections 309A, 309B and 309C of the Companies Act 1985 (as amended) (the “Act”), as described above.

The deeds have two key provisions. Under the first (clause 2.1 of each deed), Shire plc indemnifies the director against any “liability” incurred by the director’s acts or omissions, or by virtue of his holding office as a director of Shire plc, which arises out of a claim brought against the director by a “third party”. Liability includes damages awarded against the director by a court (in certain circumstances) and also the cost of defending any claim. A “third party” is any party other than Shire plc, or a company associated with Shire plc. This indemnity is subject to certain limitations to its scope (described in section 309B of the Act) to ensure its qualification as a “third party qualifying indemnity provision” permitted by the Act.

If the director is convicted of a criminal offence or is refused relief by a court in relation to certain applications under the Act, that director must reimburse Shire plc for any amount in respect of the costs of defending the relevant proceedings advanced by Shire plc pursuant to clause 2.1.

Under the second key provision (clause 2.4 of each deed) Shire plc indemnifies the director solely against any liability the director incurs in defending a criminal claim or civil action brought against the director by, or on behalf of, Shire plc or a company associated with Shire plc (the director is not permitted to be indemnified in respect of any liability to Shire plc or an associated company, of itself).

However, the indemnity will cease, and the director will have to reimburse Shire plc for funds paid out under clause 2.4, if the director is convicted in criminal proceedings, if judgment is given against him in civil proceedings, or if he is refused relief by the court in relation to certain applications under the Act.

Shire plc maintains an insurance policy for its directors and officers in respect of liabilities arising out of any act, error or omission while acting in their capacities as directors or officers of Shire plc or its affiliated companies.

Item 21. Exhibits and Financial Statement Schedules

     (a) List of Exhibits

Exhibit Number	Description

3.1	Memorandum and Articles of Association of Shire plc (Incorporated by reference to Exhibit 3.01 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005)

4.1	Deposit Agreement dated as of November 21, 2005 among Shire plc, JPMorgan Chase Bank, N.A. and Holders from time to time of Shire plc ADSs (Incorporated by reference to Exhibit 4.01 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005)

4.2	Form of Ordinary Share certificate of Shire plc (Incorporated by reference to Exhibit 4.02 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005)

4.3	Form of ADR certificate (included within Exhibit 4.1)

4.4	Exchangeable Share Provisions constituting Appendix I to the Articles of Incorporation of Shire Acquisition Inc., as amended

4.5	Voting and Exchange Trust Agreement dated as of September 23, 2005 among Shire Acquisition Inc., Shire plc and Natcan Trust Company, as trustee

4.6	Exchangeable Share Support Agreement dated as of September 23, 2005 among Shire Acquisition Inc., Shire plc and 3829359 Canada Inc.

5.1	Opinion of Slaughter and May as to certain legal matters related to the ordinary shares of Shire plc

21.1	Subsidiaries of the Registrant

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Slaughter and May (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature pages hereof)

Item 22. Undertakings

     (a) The undersigned Registrant hereby undertakes:

     (1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) To respond to requests for information that is incorporated by reference into the Joint Proxy Statement/Prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Basingstoke, England, on the 25th day of November, 2005.

SHIRE PLC

By:	/s/ Matthew Emmens

	Name:	Matthew Emmens
	Title:	Chief Executive Officer

POWER OF ATTORNEY

     Know all men by these presents, that each person whose signature appears below, constitutes and appoints Matthew Emmens and Angus Russell and each of them, our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to do any all acts and things and execute, in the name of the undersigned, any and all instruments which said attorneys-in-fact and agents may deem necessary or advisable in order to enable Shire plc to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any requirements of the Securities and Exchange Commission (the “Commission”) in respect thereof, in connection with the filing with the Commission of this Registration Statement under the Securities Act, including specifically but without limitation, power and authority to sign the name of the undersigned to such Registration Statement, and any amendments to such Registration Statement (including post-effective amendments), and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, to sign any and all applications, registration statements, notices or other documents necessary or advisable to comply with applicable state securities laws, and to file the same, together with other documents in connection therewith with the appropriate state securities authorities, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and to perform each and every act and thing requisite or necessary to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Dr. James Cavanaugh	Chairman and Non-Executive Director	November 25, 2005

Dr. James Cavanaugh

/s/ Matthew Emmens	Chief Executive Officer	November 25, 2005
(Principal executive officer)
Matthew Emmens

/s/ Angus Russell	Chief Financial Officer (Principal financial	November 25, 2005
officer and principal accounting officer)
Angus Russell

/s/ Dr. Barry Price	Senior Non-Executive Director	November 25, 2005

Dr. Barry Price

/s/ The Hon. James A. Grant	Non-Executive Director	November 25, 2005

The Hon. James A. Grant

/s/ Ronald Nordmann	Non-Executive Director	November 25, 2005

Ronald Nordmann

/s/ Robin Buchanan	Non-Executive Director	November 25, 2005

Robin Buchanan

/s/ David Kappler	Non-Executive Director	November 25, 2005

David Kappler

AUTHORIZED US REPRESENTATIVE

/s/ Scott Applebaum

Shire plc

By: Scott Applebaum, as the duly authorized
representative of Shire plc in the United
States

Date: November 25, 2005

EXHIBIT INDEX

Exhibit Number	Description

3.1	Memorandum and Articles of Association of Shire plc (Incorporated by reference to Exhibit 3.01 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005)

4.1	Deposit Agreement dated as of November 21, 2005 among Shire plc, JPMorgan Chase Bank, N.A. and Holders from time to time of Shire plc ADSs (Incorporated by reference to Exhibit 4.01 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005)

4.2	Form of Ordinary Share certificate of Shire plc (Incorporated by reference to Exhibit 4.02 to Shire’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2005)

4.3	Form of ADR certificate (included within Exhibit 4.1)

4.4	Exchangeable Share Provisions constituting Appendix I to the Articles of Incorporation of Shire Acquisition Inc., as amended

4.5	Voting and Exchange Trust Agreement dated as of September 23, 2005 among Shire Acquisition Inc., Shire plc and Natcan Trust Company, as trustee

4.6	Exchangeable Share Support Agreement dated as of September 23, 2005 among Shire Acquisition Inc., Shire plc and 3829359 Canada Inc.

5.1	Opinion of Slaughter and May as to certain legal matters related to the ordinary shares of Shire plc

21.1	Subsidiaries of the Registrant

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Slaughter and May (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature pages hereof)